EXHIBIT 99.1

Marvin Tancer CFO & V.P. Operations Sirna Therapeutics, Inc. 303-449-6500	Jeannine Medeiros Vice President Euro RSCG Life NRP 415-901-3709

SIRNA THERAPEUTICS REPORTS THIRD QUARTER FINANCIAL RESULTS

Boulder, CO—November 4, 2003—Sirna Therapeutics, Inc. (Nasdaq: RNAI) today reported a net loss applicable to common stock of $10.9 million, or $0.37 per share, for the quarter ended September 30, 2003 compared to a net loss applicable to common stock of $7.3 million, or $2.18 per share, for the same period in 2002. Net loss applicable to common stock for the nine month period ended September 30, 2003 was $24.3 million, or $1.19 per share, compared to a net loss applicable to common stock of $25.4 million, or $7.58 per share, for the same period last year.

As of April 2003, the Company changed its business strategy and restructured operations to focus on RNA interference (RNAi) technology. Research and development expenses were $10.3 million and $18.4 million for the three and nine month periods ended September 30, 2003, respectively, compared to $5.6 million and $20.3 million for the same periods in 2002. The increase in research and development expenses this quarter was primarily attributable to the intellectual property license agreement that Sirna entered into with the University of Massachusetts Medical School. Excluding this item, research and development expenses were $4.3 million and $12.4 million for the three and nine month periods ended September 30, 2003, respectively.

The Company’s cash, cash equivalents and securities available-for-sale were $41.3 million at September 30, 2003.

Third Quarter Highlights

In the third quarter, Sirna achieved significant milestones in its product development programs and strengthened its intellectual property position in RNAi. In collaboration with Dr. Peter Campochiaro of Wilmer Eye Institute at Johns Hopkins University, Sirna demonstrated inhibition of choroidal neovascularization (CNV) and vascular leakage in a validated macular degeneration animal model using Sirna’s proprietary chemically modified short interfering RNA. In addition, Sirna entered into a worldwide license agreement with the University of Massachusetts Medical School for its seminal intellectual property in RNAi technology covering short interfering RNA.

“Sirna continues to make important progress in advancing our product development programs toward the clinic,” said Howard W. Robin, Chief Executive Officer. “We strengthened our intellectual property position through the University of Massachusetts license and are successfully building a more streamlined and efficient organization.”

About Sirna Therapeutics

Sirna Therapeutics (Nasdaq: RNAI) is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and the replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity toward a wide range of diseases that result from undesirable protein production or viral replication. More information on Sirna Therapeutics is available on the Company’s web site at www.sirna.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the Company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SIRNA THERAPEUTICS, INC.

CONDENSED BALANCE SHEET

(in thousands)

	September 30, 2003	December 31, 2002
	(unaudited)
Assets
Cash, cash equivalents and securities available-for-sale	$41,287	$8,821
Accounts receivable	315	483
Equipment & leasehold improvements, net	3,639	4,524
Other assets, net	2,903	8,070

Total assets	$48,144	$21,898

Liabilities and stockholders’ equity (deficit)
Current liabilities	$3,767	$5,033
Long-term liabilities, long-term debt & convertible debt	3,981	6,489
Convertible preferred stock	—	14,329
Stockholders’ equity (deficit)	40,396	(3,953)

Total liabilities & stockholders’ equity (deficit)	$48,144	$21,898

SIRNA THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenue
Collaborative agreements	$180	$1,025	$3,442	$2,991
Collaborative agreements-joint venture	—	183	2	1,034
Collaborative agreements-related parties	103	100	311	484

Total revenues	283	1,308	3,755	4,509
Expenses
Research and development	10,349	5,635	18,402	20,262
General and administrative	873	1,099	3,488	3,871
Deferred patent cost write-off	—	—	5,344	—

Total expenses	11,222	6,734	27,234	24,133

Operating loss	(10,939)	(5,426)	(23,479)	(19,624)
Other income (expense)
Interest expense, net	(7)	(45)	(7)	(382)
Equity in loss of unconsolidated affiliate	—	(1,342)	(209)	(4,359)

Total other income (expense)	(7)	(1,387)	(216)	(4,741)
Net loss	(10,946)	(6,813)	(23,695)	(24,365)
Accretion of dividends on preferred stock	—	520	562	1,024

Net loss applicable to common stock	$(10,946)	$(7,333)	$(24,257)	$(25,389)

Net loss per share (basic and diluted)	$(0.37)	$(2.18)	$(1.19)	$(7.58)

Shares used in computing net loss per share	29,443,040	3,360,308	20,461,290	3,349,583

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